UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 15, 2012

CHC Helicopter S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	333-179072	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4740 Agar Drive Richmond, British Columbia Canada		V7B 1A3
(Address of principal executive offices)		(Zip Code)

(604) 276-7500

(Registrant’s telephone number, including area code)

NA

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On May 15, 2012, Mr. William E. Macaulay was elected to the board of directors of 6922767 Holding (Cayman) Inc., which is an indirect parent company of the registrant, CHC Helicopter S.A.

William E. Macaulay, Chairman and Chief Executive Officer of First Reserve, has been with the firm since its founding in 1983. He is responsible for supervision of all aspects of the firm’s investment program and strategy, as well as overall management of the firm. Prior to participating in the acquisition of First Reserve in 1983, Mr. Macaulay was a co-founder of Meridien Capital Company, a private equity buyout firm. From 1972 to 1982, Mr. Macaulay was with Oppenheimer & Co., Inc., where he served as Director of Corporate Finance with responsibility for investing Oppenheimer’s capital in private equity transactions. At Oppenheimer, he also served as a General Partner and member of the Management Committee of Oppenheimer & Co., as well as President of Oppenheimer Energy Corporation. He was the founder and largest stockholder of Peppermill Oil Company. Mr. Macaulay holds a B.B.A. degree Magna Cum Laude in Economics from City College of New York and an M.B.A. from the Wharton School of the University of Pennsylvania, where he also has served as a member of the Executive Board. Mr. Macaulay was selected to serve on our board due to his extensive international business and private equity experience, particularly in the manufacturing, equipment and services sectors, as well as in view of his familiarity with and control over First Reserve, one of our controlling stockholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHC Helicopter S.A.

By:	/s/ Russ Hill
Name:	Russ Hill
Title:	VP, Deputy General Counsel

Date: May 21, 2012